UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 N. Ashley Drive, Tampa,
Florida		33602

(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2004, John H. Sykes (the “Founder”) publicly announced his resignation and retirement as Chairman and Chief Executive Officer of Sykes Enterprises, Incorporated (the “Company”). The Founder, who currently is the beneficial owner of approximately 34.5% of our outstanding shares of common stock on October 29, 2004, founded the Company in September 1977 and has served the Company in an executive officer position for 27 years. The Founder was employed by the Company pursuant to the Amended and Restated Executive Employment Agreement (the “Employment Agreement”) dated as of October 1, 2001. The Employment Agreement had an initial term of five years, expiring on October 1, 2006, and automatic one-year extensions unless there was appropriate notice of termination.

As a result of the Founder’s resignation prior to the end of the initial term of the Employment Agreement, the Company and Founder have terminated the Employment Agreement and entered into a retirement and consulting agreement dated December 10, 2004, the material terms and conditions of which are summarized below:

•	The Founder’s resignation as an employee of the Company shall be effective as of December 31, 2004.

•	The Company will pay all compensation and benefits due under the Employment Agreement through December 31, 2004.

•	On or promptly after December 31, 2004, the Company will pay to the Founder a lump sum of $1,352,695.51 in base severance pay, which amount is equal to the annual base salary payable under the Employment Agreement for the period from the December 31, 2004, through the termination date of the Employment Agreement, September 30, 2006.

•	Because the Founder is relinquishing any rights he may have under the Employment Agreement to an office and secretary for the rest of his life, and the right to continue to be covered as an employee under the Company’s group health insurance policy, as well as other possible benefits associated with continued employment, on or promptly after December 31, 2004, the Company will pay a lump sum of $300,000 to the Founder.

•	On or promptly after December 31, 2004, the Company will pay the Founder $68,750 for his unused vacation benefits earned through December 31, 2004.

•	The Founder may exercise his existing stock options in accordance with the terms and conditions of his Stock Option Agreements and the Company’s existing stock option plan.

•	The Founder and his qualified dependents, as determined by the Company, may participate in the Company’s health insurance plan at their own expense.

•	The Company will provide the Founder with a secretary and an office at the Company’s headquarters in Tampa, Florida, to facilitate a reasonable management transition.

•	During the period from December 31, 2004, through October 1, 2006, the Company will pay Hyde Park Equity, LLC, a limited liability company owned by the Founder, fees of $150,000, in seven equal quarterly installments of $21,428, for consulting services to be provided by the Founder through Hyde Park Equity. In the event of the Founder’s death prior to October 1, 2006, the Company shall pay only a pro rata amount for the quarter in which the Founder dies, and nothing further shall be owed for consulting services. For such amount, Hyde Park Equity will cause the Founder to provide up to 37.5 days of consulting services per year at the request of the Board of Directors or its Chairman. Such services will include advice dealing with significant business issues and an orderly management transition. Additional days of service will be billed at $2,000 per day. The Company will also reimburse Hyde Park Equity for out of pocket business expenses incurred in connection with providing services to the Company.

•	The Founder agrees not to compete with the Company for a period from December 31, 2004, through October 1, 2006 within the geographic areas where the Company markets its services and products, including but not limited to the continental United States, with certain limited exceptions including a temporary personnel staffing business.

Item 1.02 Termination of a Material Definitive Agreement.

The Employment Agreement between the Company and John H. Sykes, dated as of October 1, 2001, has been terminated. See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1	Founder’s Retirement and Consulting Agreement dated December 10, 2004, between John H.
Sykes and Sykes Enterprises, Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By: /s/ W. Michael Kipphut

        W. Michael Kipphut
        Group Executive, Senior Vice President — Finance

Date: December 16, 2004